                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                             [OCULAR SCIENCES LOGO]

                             OCULAR SCIENCES, INC.
                       1855 GATEWAY BOULEVARD, SUITE 700
                           CONCORD, CALIFORNIA 94520
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To Our Stockholders:

     Notice is hereby given that the Annual Meeting of Stockholders of Ocular Sciences, Inc. (the "Company") will be held at The Hilton Concord, 1970 Diamond Boulevard, Concord, California on April 25, 2002, at 9:00 a.m. Pacific Daylight Time, for the following purposes:

     1. To elect seven directors of the Company, each to serve until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The Company's Board of Directors has nominated the following persons for election as directors:

John D. Fruth                       William R. Grant
Edgar J. Cummins                    Terrance H. Gregg
Stephen J. Fanning                  Francis R. Tunney, Jr.
Terence M. Fruth

     2. To amend the Company's 1997 Directors Stock Option Plan to increase the number of shares of common stock that may be issued upon the exercise of options granted under the plan by 300,000 (from 400,000 shares to 700,000 shares).

     3. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending December 31, 2002.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on March 22, 2002 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                      By Order of the Board of Directors

                                      /s/ JOHN D. FRUTH
                                      John D. Fruth

                                      Chairman of the Board of Directors
Concord, California
April 4, 2002

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                             OCULAR SCIENCES, INC.
                       1855 GATEWAY BOULEVARD, SUITE 700
                           CONCORD, CALIFORNIA 94520
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                 APRIL 4, 2002

     The accompanying proxy is solicited on behalf of the Board of Directors of Ocular Sciences, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held on April 25, 2002, at 9:00 a.m. Pacific Daylight Time (the "Annual Meeting"). The Annual Meeting will be held at The Hilton Concord, 1970 Diamond Boulevard, Concord, California. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 4, 2002. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001 is enclosed with this proxy statement.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of the Company's common stock at the close of business on March 22, 2002 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 23,543,656 shares of common stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting.

     Holders of the Company's common stock are entitled to one vote for each share held as of the Record Date. Shares of common stock may not be voted cumulatively. In the event that a broker, bank, custodian, nominee or other record holder of the Company's common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (a "broker non-vote"), those shares will not be considered present and entitled to vote with respect to that matter, although they will be counted in determining the presence of a quorum.

     Unless otherwise instructed, each valid returned proxy in the form accompanying this proxy statement that is not revoked will be voted "FOR" the election of the nominees of the Board of Directors, "FOR" the increase in the number of shares of common stock that may be issued upon the exercise of options granted under the 1997 Directors Stock Option Plan (the "Directors Option Plan"), "FOR" the ratification of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002, and at the proxy holder's direction, on such other matters, if any, that may come before the Annual Meeting (including any proposal to adjourn or postpone the Annual Meeting). Neither abstentions nor broker non-votes will be counted as a vote "FOR" or "AGAINST" the increase of shares authorized and reserved under the Directors Option Plan. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     The expenses of soliciting proxies in the form accompanying this proxy statement will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, certain of the Company's directors, officers, employees and agents may also solicit proxies, without additional compensation, by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

                            REVOCABILITY OF PROXIES

     Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it at any time prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a written instrument delivered to the Secretary of the Company at the Company's principal executive offices at 1855 Gateway Boulevard, Suite 700, Concord, California 94520 stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting or by attendance at the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must obtain from the record holder a proxy issued in the stockholder's name.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Directors are elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified or until their earlier resignation, removal or death. The size of the Company's Board of Directors (the "Board") is currently set at seven members. Accordingly, at the Annual Meeting the stockholders will elect seven persons to be the directors of the Company. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The Board has nominated for election as the directors of the Company the seven persons identified under the heading "Directors/Nominees" below. All of the nominees have consented to being named herein and to serve if elected. If any nominee for any reason should become unavailable prior to the Annual Meeting, the proxies will be voted for such substitute nominee as the Board may determine.

DIRECTORS/NOMINEES

     The names of the Board's nominees for election as directors, and certain information about them as of March 1, 2002, which has been provided by the directors, are set forth below:

                                                                                        DIRECTOR
            NAME OF NOMINEE              AGE            PRINCIPAL OCCUPATION             SINCE
            ---------------              ---            --------------------            --------
John D. Fruth..........................  58    Chairman of the Board of Directors         1985
Stephen J. Fanning.....................  50    Chief Executive Officer and President      2001
Edgar J. Cummins(1)....................  59    Healthcare Consultant                      1992
Terence M. Fruth.......................  63    Partner of the law firm of Fruth,          1992
                                               Jamison & Elsass, P.A.
William R. Grant(2)....................  77    Chairman of Galen Associates               1992
Francis R. Tunney, Jr.(3)..............  54    Consultant to Allergan, Inc.               1996
Terrance H. Gregg(3)...................  53    Vice-President of Medtronic Corporation    1999
                                               and President of Medtronic MiniMed

---------------
(1) Chairman of the Audit Committee.

(2) Chairman of the Organization and Compensation Committee and member of the Audit Committee.

(3) Member of the Audit Committee and the Organization and Compensation
    Committee.

     John D. Fruth founded the Company in 1985 and was the Chairman of the Board and Chief Executive Officer from the Company's inception until May 1999 when he resigned as Chief Executive Officer. On April 20, 2000, Mr. Fruth became the Chief Executive Officer and President of the Company when Norwick B.H. Goodspeed resigned from those positions. The Company appointed Stephen J. Fanning as President and Chief Executive Officer, effective August 13, 2001, replacing Mr. Fruth in those positions. Mr. Fruth continues to serve as the Chairman of the Board. He was also President of the Company from 1985 to October 1997. Prior to joining the Company, Mr. Fruth worked in the regulatory affairs department and served as President, contact lens division, of CooperVision, Inc., a contact lens manufacturer, from 1976 to 1983. From

1972 to 1976, Mr. Fruth worked in sales and marketing management positions at Bausch & Lomb, Inc. John D. Fruth is the brother of Terence M. Fruth.

     Stephen J. Fanning has been a member of the Board and has served as President and Chief Executive Officer of the Company since August 13, 2001. Mr. Fanning joined the Company from Johnson & Johnson, one of the world's largest manufacturers of healthcare products, where he served in various senior executive positions for 25 years, most recently as President, Worldwide, of Johnson & Johnson's McNeil Specialty Products division, where he was responsible for all business functions including sales, marketing, research and development and operations. Prior to that, he served as President of Johnson & Johnson Medical, a medical device company. Mr. Fanning has also served as Managing Director of Johnson & Johnson Austria/ Switzerland, and Vice President, Sales, of Johnson & Johnson's McNeil Consumer Products Division. He holds a Bachelor of Science degree from Philadelphia University.

     Edgar J. Cummins has been a member of the Board since October 1992 and became the acting Vice President, Finance, and Chief Financial Officer of the Company when Greg Lichtwardt resigned from those positions in May 2000. Mr. Cummins remained as acting Vice President, Finance and Chief Financial Officer until November 27, 2000 when Sidney B. Landman was appointed to serve as Vice President, Finance, Chief Financial Officer, Secretary and Treasurer of the Company. Currently, Mr. Cummins is principally occupied as an independent healthcare consultant. From May 1995 to January 1998, Mr. Cummins served as Chief Financial Officer of Chiron Vision Corporation, an ophthalmic surgical company. Chiron Vision Corporation was acquired by Bausch & Lomb, Inc. in December 1997. From 1986 to May 1995, he was Chief Financial Officer of Allergan, Inc. ("Allergan"). Prior to his service with Allergan, Mr. Cummins held various senior financial positions with American Hospital Supply Corporation, a health-care and medical products company, and Baxter Travenol Laboratories, Inc., a medical products company, over a period of seven years. Prior to that, he spent five years as a financial consultant for Arthur Young & Company, a certified public accounting firm.

     Terence M. Fruth has been a member of the Board since August 1992. Since June 2001, Mr. Fruth has been a partner at Fruth, Jamison & Elsass, a law firm based in Minneapolis, Minnesota. From 1985 to 2001, Mr. Fruth was a partner, Vice President and Corporate Secretary of Fruth & Anthony, P.A., a Minneapolis-based law firm specializing in commercial litigation. Mr. Fruth has been practicing law for over 30 years. Mr. Fruth is a member of both the Minnesota State and American Bar Associations and serves on the boards of Gemini, Inc., Tony Downs Foods and Argenta Capital L.L.C. Terence M. Fruth is the brother of John D. Fruth.

     William R. Grant has been a member of the Board since October 1992. Since 1989, he has been the Chairman of Galen Associates, a venture capital firm specializing in emerging health-care companies. From 1987 to 1989, Mr. Grant served as Chairman of New York Life International Investment, and from 1979 to 1987, he was the Chairman and President of MacKay-Shields Financial Corporation. Prior to 1979, Mr. Grant spent 25 years with Smith Barney, Harris Upham & Co., Inc., where he served as President and, from 1976 to 1978, as Vice Chairman. Mr. Grant previously served as Vice Chairman of SmithKline Beecham plc and currently serves on the boards of directors of Allergan; Massey Energy Company, a Central Appalachian coal mining and energy development company; Quest Diagnostics Incorporated, a provider of clinical testing information and services; Advanced Medical Optics, Inc., the opthalmic surgical and contact lens business of Allergan, for which Mr. Grant also serves as Chairman; and Vasogen Inc., a developer of immune modulation therapies for the treatment of certain inflammatory diseases. Mr. Grant is also a general partner of Contrarian Trends, L.P.

     Francis R. Tunney, Jr. has been a member of the Board since October 1996. Mr. Tunney served as Corporate Vice President -- Administration and Corporate Secretary of Allergan from January 2001 through July 31, 2001 when he assumed the role of consultant to Allergan through August 2002. From February 1991 to December 2000, Mr. Tunney was Corporate Vice President -- Administration, General Counsel and Corporate Secretary of Allergan. From 1989 to 1991, Mr. Tunney was Senior Vice President, General Counsel and Corporate Secretary of Allergan. Mr. Tunney joined Allergan in 1985 as Associate General Counsel and from 1986 to 1989 served as Allergan's General Counsel. From 1979 to 1985, Mr. Tunney held several positions at SmithKline Beecham plc, including counsel for its Medical Device and Diagnostics Division, acting general manager for its Medical Ultrasound Division and senior international attorney within its corporate law department.

     Terrance H. Gregg has been a member of the Board since November 1999. He is currently Vice President of Medtronic Corporation and President of Medtronic MiniMed, a world leader in insulin pump therapy and continuous glucose monitoring. Mr. Gregg also serves on the boards of directors of Vasogen Inc., a developer of immune modulation therapies for the treatment of certain inflammatory diseases, and Amylin Pharmaceuticals, Inc., a company engaged in the discovery and development of potential drug candidates for the treatment of metabolic disorders. He is also Chairman of the Healthcare Advisory Board of the School of Policy, Planning and Development at the University of Southern California. In the field of diabetes, Mr. Gregg serves on the American Diabetes Association Research Foundation Board and the Juvenile Diabetes Research Foundation International Advisory Board.

     The Company was incorporated under the name O.S.I. Corporation in California in 1985, and was reincorporated in Delaware in July 1997. Unless the context otherwise requires, references herein to "the Company" include its California predecessor.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board met six times during the year ended December 31, 2001. During 2001, no director attended fewer than 75% of the aggregate number of meetings of the Board and all committees of the Board on which the director served.

     Standing committees of the Board include an Audit Committee and an Organization and Compensation Committee (the "Compensation Committee"). The Board does not have a nominating committee or a committee performing similar functions.

     The Audit Committee is composed of Edgar J. Cummins (Chairman), William R. Grant, Terrance H. Gregg and Francis R. Tunney, Jr. The Audit Committee: (1) nominates the independent auditors of the Company to be approved by the Board of Directors; (2) meets with the independent auditors to review the annual audit and as appropriate at other times during the year; (3) assists the full Board in evaluating the auditors' performance; and (4) reviews internal control procedures, related party transactions and, where appropriate, potential conflict of interest situations. The Audit Committee met four times during 2001.

     The Compensation Committee is composed of William R. Grant (Chairman), Terrance H. Gregg and Francis R. Tunney, Jr., each of whom are "non-employee directors," as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors," as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's 1997 Equity Incentive Plan (the "1997 Incentive Plan") and makes recommendations to the Board regarding such matters. The Compensation Committee met three times during 2001.

DIRECTOR COMPENSATION

     The Company does not pay cash compensation to its directors, other than reimbursement for reasonable expenses in attending meetings of the Board. The non-employee members of the Board are generally compensated under the Directors Option Plan. However, on August 4, 2000, each non-employee director was granted an option pursuant to the 1997 Incentive Plan to purchase 15,000 shares of the Company's common stock at an exercise prices of $11.9375 per share. For information regarding the Directors Option Plan and option grants made by the Company to Directors as of December 31, 2001 under the Directors Option Plan, please refer to the discussion below under the heading "Proposal No.
2 -- Amendment to Directors Option Plan To Add 300,000 Authorized Shares."

                THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                        EACH OF THE NOMINATED DIRECTORS.

              PROPOSAL NO. 2 -- AMENDMENT TO DIRECTORS OPTION PLAN
                        TO ADD 300,000 AUTHORIZED SHARES

     The stockholders are being asked to approve an amendment to the Company's Directors Option Plan to increase the number of shares of common stock that are authorized and reserved for issuance upon the exercise of options granted under the plan by 300,000 (from 400,000 shares to 700,000 shares).

     The Directors Option Plan provides incentives to members of the Board of Directors who are not also employees of the Company or of any parent, subsidiary or affiliate of the Company by providing them with an opportunity to purchase shares of the Company's common stock. The Directors Option Plan is essential to the Company's ability to attract and retain highly qualified persons to serve as directors. As of December 31, 2001, options to purchase 55,000 shares of common stock were available for issuance under the Directors Option Plan. The Board does not believe that options to purchase this relatively small number of shares will be adequate for the future needs of the Company. The proposed amendment to the Directors Option Plan is necessary to enable the Company to continue providing stock-based compensation to new and current directors. The Board believes that the addition of 300,000 shares with respect to which options may be granted under the Directors Option Plan will provide the Company with adequate flexibility to ensure that the Company can continue to meet these goals.

VOTE REQUIRED FOR APPROVAL

     Approval of this amendment to the Directors Option Plan requires the affirmative vote of a majority of the shares of common stock voted for or against the Proposal. The Board approved the proposed amendment on November 30, 2001. Below is a summary of the principal provisions of the Directors Option Plan, assuming stockholder approval of the amendment. The summary is not necessarily complete, and reference is made to the full text of the Directors Option Plan.

DIRECTORS OPTION PLAN HISTORY

     In June 1997, the Board adopted the Directors Option Plan, under which an aggregate of 150,000 shares of common stock were reserved for issuance upon the exercise of options granted under the plan. In July 1997, the Directors Option Plan was amended to reflect a two-for-one stock split of the Company's common stock. Thereafter, the Directors Option Plan was approved by the Company's stockholders. The Directors Option Plan became effective on August 4, 1997, the effective date of the Company's initial public offering. In November 2000, the Company's stockholders approved an amendment to the Directors Option Plan to increase the number of shares of common stock authorized for issuance upon the exercise of options granted under the plan by 100,000 (from 300,000 shares to 400,000 shares). The Directors Option Plan authorizes the award of options to purchase the Company's common stock. The purpose of the Directors Option Plan is to provide incentives for members of the Board of Directors who are not employees of the Company or of any parent, subsidiary or affiliate of the Company ("Outside Directors") by providing them with an opportunity to purchase shares of the Company's common stock.

     On August 4, 1997, the effective date of the Company's initial public offering, each eligible director (Terence M. Fruth, William R. Grant, Francis R. Tunney and Edgar J. Cummins) was granted an option to purchase 30,000 shares at an exercise price of $16.50 per share. On August 4, 1998, each Outside Director was granted an option to purchase 15,000 shares of the Company's common stock at an exercise price of $28.75 per share. On August 4, 1999, each Outside Director was granted an option to purchase 15,000 shares of the Company's common stock at an exercise prices of $19.375 per share. On November 16, 1999, Mr. Gregg, as a new director, was granted an option to purchase 30,000 shares of Company common stock at an exercise price per share of $18.00. On August 4, 2000, each Outside Director was granted an option pursuant to the 1997 Incentive Plan to purchase 15,000 shares of the Company's common stock at an exercise prices of $11.9375 per share. On August 1, 2001, each Outside Director was granted an option under the Directors Option Plan to purchase 15,000 shares of the Company's common stock at an exercise prices of $21.00 per share.

     As of December 31, 2001, options to purchase a total of 345,000 shares of common stock had been granted to Outside Directors under the Directors Option Plan. As of March 21, 2002, the last trading day before the Record Date, the aggregate fair market value of shares subject to such outstanding options under the Directors Option Plan was $9,753,150, based upon the closing price of the Company's common stock of $28.27 per share as reported on the Nasdaq National Market on such date. The actual benefits, if any, to the holders of stock options issued under the Directors Option Plan are not determinable prior to exercise, as the value, if any, of stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of the holder's stock option.

SHARES SUBJECT TO DIRECTORS OPTION PLAN

     The stock subject to issuance under the Directors Option Plan consists of shares of the Company's authorized but unissued common stock. In November 2000, the Company's stockholders approved an amendment to the Directors Option Plan to increase the number of shares of common stock authorized for issuance under the plan by 100,000 (from 300,000 shares to 400,000 shares). Shares subject to an option granted pursuant to the Directors Option Plan that expires or terminates for any reason without being exercised will again become available for issuance upon the exercise of options granted under the Directors Option Plan. Shares reserved for issuance upon the exercise of options are subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

ELIGIBILITY

     Only Outside Directors are eligible to receive stock option awards under the Directors Option Plan. Each Outside Director who is or becomes a member of the Board of Directors on or after the effective date of the Directors Option Plan is automatically granted an option for 30,000 shares (the "Initial Grant"). Thereafter, each Outside Director is automatically granted an option for 15,000 shares each year, provided the Outside Director is a member of the Board of Directors on the grant date and has served continuously as a member of the Board of Directors since the date of the Outside Director's Initial Grant. As of December 31, 2001, five persons were eligible to participate in the Directors Option Plan, no shares had been issued upon exercise of options, 345,000 shares were subject to outstanding options and 55,000 shares were available for issuance upon the exercise of options granted in the future pursuant to the Directors Option Plan.

ADMINISTRATION

     The Directors Option Plan is administered by the Board of Directors or a committee of not less than two members of the Board of Directors appointed to administer the Directors Option Plan. The interpretation of the Board of Directors or the committee appointed by the Board of Directors of any provision of the Directors Option Plan is final and binding upon the Company and all persons having an interest in any option or any shares of common stock purchased upon the exercise of any option issued pursuant to the Directors Option Plan. The Compensation Committee currently administers the plan and consists of Messrs. Gregg, Grant and Tunney, each of whom are "non-employee directors," as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors," as defined pursuant to Section 162(m) of the Code. Subject to the terms of the Directors Option Plan, the Compensation Committee has the authority to construe and interpret any of the provisions of the Directors Option Plan or any options granted thereunder.

STOCK OPTION TERMS

     The Directors Option Plan provides for the grant of nonqualified stock options. The exercise price of the options issued under the Directors Option Plan is equal to the fair market value of the shares of common stock on the date the option is granted. The maximum term of each option granted under the Directors Option Plan is ten years. Options granted under the Directors Option Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee or the optionee's guardian or legal representative. All options granted under the Directors Option Plan vest as to 1/36 of the shares subject to the option per month commencing the month following the month of the date of grant, for so long as the optionee continues as a member of the Board of Directors or as a consultant of the Company. If for any reason the Outside Director ceases to be a member of the Board of Directors or a consultant of the Company, the Outside Director's options under the Directors Option Plan will cease to vest. Options granted under the Directors Option Plan generally expire seven (7) months after the termination of the optionee's service as a member of the Board of Directors or as a consultant of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or termination of service.

     The exercise price of options granted under the Directors Option Plan may be paid in the form of (1) cash or check, (2) shares of fully-paid Company common stock owned by the optionee for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option, (3) waiver of compensation due or accrued to the optionee, (4) a "same- day sale" commitment from the optionee and a National Association of Securities Dealers, Inc. ("NASD") broker, (5) a "margin commitment" from the optionee and an NASD broker, or (6) any combination of the foregoing.

CERTAIN CORPORATE TRANSACTIONS

     In the event of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or sale of all or substantially all of the assets of the Company or certain other similar corporate transactions, the vesting of options under the Directors Option Plan will accelerate and all outstanding options will become exercisable in full. If the optionee does not exercise his or her options prior to the consummation of the corporate transaction, they will expire.

AMENDMENT OF DIRECTORS OPTION PLAN

     The Board of Directors may at any time terminate or amend the Directors Option Plan, although the Board may not amend or rescind the provisions of any outstanding options under the plan.

TERM OF DIRECTORS OPTION PLAN

     Unless terminated earlier as provided in the Directors Option Plan, the Directors Option Plan will expire in June 2007, ten years after the date the Board of Directors adopted the plan.

FEDERAL INCOME TAX INFORMATION

     Following is a general summary as of the date of this proxy statement of the federal income tax consequences to the Company and optionees under the Directors Option Plan. The following discussion addresses general tax principles applicable to the Directors Option Plan and is intended for general information only. State and local income tax consequences for any optionee are not discussed and may vary depending upon individual circumstances and from locality to locality. Each optionee has been and is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Directors Option Plan.

     Nonqualified Stock Options ("NQSO"). For federal income tax purposes, the recipient of a NQSO granted under the Directors Option Plan will not recognize any taxable income upon the grant of an option. Upon exercise of an NQSO, however, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the optionee's exercise price. The included amount must be treated as ordinary income by the optionee and may be subject to withholding by the Company. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

     Tax Treatment of the Company. The Company generally will be entitled to a deduction in connection with the exercise of an NQSO by an optionee to the extent that the optionee recognizes ordinary income, provided that the Company timely reports the income to the Internal Revenue Service.

     ERISA. The Directors Option Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE
                PROPOSED AMENDMENT TO THE DIRECTORS OPTION PLAN.

      PROPOSAL NO. 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2002. KPMG LLP has audited the Company's financial statements since the Company's inception in 1997. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of KPMG LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise; however, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that a change would be in the best interests of the Company and its stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                         TRANSACTION OF OTHER BUSINESS

     The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of March 1, 2002, with respect to the beneficial ownership of the Company's common stock by (i) each stockholder known by the Company based on publicly available records to be the beneficial owner of more than 5% of the Company's common stock, (ii) each director and nominee for election as a director, (iii) the Chief Executive Officer of the Company and each of the Company's four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of fiscal year 2001 (together, the "Named Executive Officers") and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the address for each of the persons listed in the table below is c/o Ocular Sciences, Inc., 1855 Gateway Boulevard, Suite 700, Concord, California 94520.

                                                                 SHARES        PERCENT OF
                                                              BENEFICIALLY     OUTSTANDING
  5% STOCKHOLDERS, DIRECTORS AND NAMED EXECUTIVE OFFICERS       OWNED(1)     COMMON STOCK(1)
  -------------------------------------------------------     ------------   ---------------
John D. Fruth(2)............................................   5,050,000          21.4%
FMR Corp.(3)................................................   2,489,720          10.6%
Wellington Management Company, LLP(4).......................   1,808,650           7.7%
Galen Partners, L.P. and affiliates and William R.
  Grant(5)..................................................     853,876           3.6%
Snyder Capital Management, L.P. and affiliates(6)...........     619,350           2.6%
Francis R. Tunney, Jr.(7)...................................      79,435              *
Terence M. Fruth(8).........................................     170,863              *
Edgar J. Cummins(9).........................................      71,221              *
Terrance H. Gregg(10).......................................      34,415              *
Bradley S. Jones(11)........................................     198,288              *
William B. Downs(12)........................................      56,200              *
James M. Welch(13)..........................................      43,200              *
Sidney B. Landman(14).......................................      22,000              *
Stephen J. Fanning(15)......................................           0              *
All directors and executive officers as a group(15
  persons)(16)..............................................   6,737,400          27.8%

---------------
  *  Less than 1% of the Company's outstanding common stock

 (1) Percentage ownership is based on 23,531,146 shares of the Company's common stock outstanding as of March 1, 2002. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2002 are deemed to be outstanding and to be beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Represents 5,000,000 shares held of record by Mr. Fruth and 50,000 shares that may be acquired by Mr. Fruth upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002.

 (3) Information regarding FMR Corp. ("FMR") is derived from the Schedule 13G filed by FMR with the Securities and Exchange Commission on February 14, 2002. Of the shares reported as beneficially owned by FMR, 2,489,720 shares may be deemed beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR ("Fidelity"). Additionally, 2,337,400 of the shares deemed beneficially owned by FMR are beneficially owned by Fidelity Low-Priced Stock Fund, an investment company for which FMR acts as investment advisor. Edward C. Johnson, 3d and Abigail P. Johnson, each individuals who may be deemed to form a controlling group with respect to FMR, may also be deemed to beneficially own the shares reported as beneficially owned by FMR. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

 (4) Information regarding Wellington Management Company, L.L.P. ("Wellington") is derived from the Schedule 13G filed by Wellington with the Securities and Exchange Commission on February 14, 2002. Wellington's address is 75 State Street, Boston, Massachusetts 02109.

 (5) Includes 752,863 shares held of record by Galen Partners, L.P., 20,754 shares held of record by Contrarian Trends, L.P., 11,010 shares held of record by Galen Associates, and 69,249 shares held of record by Mr. Grant, a director of the Company, that may be acquired upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002. Mr. Grant, Bruce F. Wesson and Rebound Investments, Inc. are the general partners of BGW Partners, L.P., the general partner of Galen Partners, L.P. and Galen Partners International, L.P., and thus may be deemed to have voting and investment power with respect to these shares. The address for Mr. Grant and the above-mentioned Galen entities is c/o Galen Associates, 610 Fifth Avenue, New York, New York 10020.

 (6) Information regarding Snyder Capital Management, L.P. ("SCMLP") and its affiliates is derived from the Schedule 13G filed by SCMLP and Snyder Capital Management, Inc. ("SCMI") with the Securities and Exchange Commission on February 13, 2002. The shares reported as beneficially owned by SCMLP may also be deemed to be beneficially owned by SCMI, the sole general partner of SCMLP, and Nvest Companies, L.P., which wholly owns SCMLP and SCMI. The address for SCMLP and SCMI is 350 California Street, Suite 1460, San Francisco, California 94104.

 (7) Represents 10,186 shares held of record by Mr. Tunney and 69,249 shares of common stock that may be acquired by Mr. Tunney upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002.

 (8) Represents 101,614 shares of record held by Mr. Fruth and 69,249 shares of common stock that may be acquired by Mr. Fruth upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002.

 (9) Represents 1,972 shares of record held by Mr. Cummins and 69,249 shares of common stock that may be acquired by Mr. Cummins upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002.

(10) Represents 1,000 shares of record held by Mr. Gregg and 33,415 shares of common stock that may be acquired by Mr. Gregg upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002.

(11) Represents 116,488 shares of record held by Mr. Jones and 81,800 shares that may be acquired by Mr. Jones upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002.

(12) Represents 56,200 shares of common stock that may be acquired by Mr. Downs upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002.

(13) Represents 43,200 shares of common stock that may be acquired by Mr. Welch upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002.

(14) Represents 22,000 shares that may be acquired by Mr. Landman upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of March 1, 2002.

(15) Mr. Fanning holds no shares of the Company's stock and has no options that are currently exercisable or that will become exercisable within 60 days of March 1, 2002.

(16) Includes 714,512 shares of common stock that may be acquired upon exercise of stock options that are exercisable or will become exercisable within 60 days of March 1, 2002.

                               EXECUTIVE OFFICERS

     The executive officers of the Company, and certain information about them as of March 1, 2002, are set forth below:

                 NAME                    AGE                         POSITION
                 ----                    ---                         --------
Stephen J. Fanning.....................  50    Chief Executive Officer, President and member of the
                                               Board of Directors
Sidney B. Landman......................  55    Vice President, Finance, Chief Financial Officer,
                                               Secretary and Treasurer
Bradley S. Jones.......................  40    Vice President, U.S. Sales
James M. Welch.........................  41    Vice President, International Sales
William B. Downs.......................  58    Chief Information Officer
Richard A. Franz.......................  55    Vice President, Professional Services
Linda A. Hoffman.......................  54    Vice President, Operations
J. Christopher Marmo...................  33    Vice President, Research and Development
John A. Weber..........................  37    Vice President, Manufacturing

     For information regarding the positions and offices within the Company held by Mr. Fanning, please see the discussion under the heading "Proposal No.
1 -- Election of Directors -- Directors/Nominees."

     Sidney B. Landman has served as Vice President, Finance, Chief Financial Officer, Secretary and Treasurer of the Company since November 2000. From 1999 to October 2000, Mr. Landman served as an independent management consultant. From 1997 to 1999, Mr. Landman served as President, Chief Operating Officer and Chief Financial Officer of Xerox Engineering Systems, Inc., a wholly-owned subsidiary of Xerox Corporation. From 1996 to 1997, Mr. Landman served as Chief Financial Officer of Xerox Production Systems Group. From 1995 to 1996, Mr. Landman served as Chief Financial Officer of Xerox Production Systems Division. From 1994 to 1995, Mr. Landman served as Vice President, Business Operations and Chief Financial Officer of Xerox Document Production Systems Division. From 1993 to 1994, Mr. Landman served as Vice President, Finance, Treasurer and Chief Financial Officer of Amtote International, a company supplying equipment and services to the gaming industry. From 1991 to 1992, Mr. Landman served as Vice President, Finance and Chief Financial Officer of Triax Corporation, a company manufacturing and marketing defense electronics products.

     Bradley S. Jones has served as Vice President, U.S. Sales for the Company since 1991. Since joining the Company in 1985, Mr. Jones has held various positions in the Company's U.S. Sales division.

     James M. Welch has served as Vice President, International Sales for the Company since July 1997. From September 1995 to June 1997, Mr. Welch served as Director, Process Development, and from December 1993 to August 1995, served as Director, International Sales and Marketing, for the Company. From 1992 to 1993, Mr. Welch served as General Manager and Chief Executive Officer of Opti-Top, Inc., a sales and export company of ophthalmic products. From 1984 to 1992, Mr. Welch held various technical and management positions with Bausch & Lomb, Inc.'s International Division, a company that manufactures and markets eye-care products.

     William B. Downs has served as Chief Information Officer for the Company since March 1996. From August 1989 to February 1996, Mr. Downs served as Group IT Director for Sega of America, a video gaming company. From April 1987 until March 1989, Mr. Downs served as Vice President of MIS for Worlds of Wonder, a high technology toy company. From 1971 to 1987, Mr. Downs held various technical and management positions with the Motorola Semiconductor Products Sector and Motorola Computer Systems Group. Mr. Downs received his bachelor's degree in industrial management and industrial engineering from Texas Tech University and an MBA from Arizona State University.

     Richard A. Franz, OD, FAAO, has served as Vice President, Professional Relations for the Company since April 1998. From 1994 to 1998, Dr. Franz served as President of The Worthington Group, an ophthalmic practice management-consulting group which he founded. Prior to that, Dr. Franz held senior management positions in professional relations, research and development and international marketing at Bausch & Lomb, Allergan and CIBA Vision.

     Linda A. Hoffman has served as Vice President, Operations for the Company since July 1998. Prior to that, Ms. Hoffman served as Director of Operations from March 1994 to July 1998. From January 1991 to March 1994, Ms. Hoffman was Manager of Distribution for the Company. From January 1988, when Ms. Hoffman joined the Company, to January 1991, Ms. Hoffman served as Distribution Manager.

     J. Christopher Marmo, Ph.D, has served as Vice President, Research and Development for the Company since June, 1999. From 1997 to June 1999, Dr. Marmo was a Senior Manager in the Technology and Innovation Division of Arthur D. Little, Inc. From 1994 to 1997, Dr. Marmo held various management and technical positions at Arthur D. Little Inc., a company engaged in providing consulting services.

     John A. Weber has served as Vice President, Manufacturing for the Company since January 2001. Mr. Weber joined the Company in November 1993 as Director of Distribution, and from July 1997 through December 1997, he served as Director of Production. From January 1998 through April 2000, Mr. Weber served as Director of Marketing, and from May 2000 through December 2000, he served as Director of Manufacturing.

                             EXECUTIVE COMPENSATION

COMPENSATION OF NAMED OFFICERS

     The following table sets forth the compensation awarded to, or earned for services rendered in all capacities to the Company by, the Company's Named Executive Officers during fiscal years 1999, 2000 and 2001. This information includes the dollar values of base salaries and bonus awards, the number of shares subject to stock options granted and certain other compensation, whether paid or deferred.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                         ANNUAL COMPENSATION                    ------------
                                        -----------------------------------------------------    SECURITIES
                                        FISCAL                                 OTHER ANNUAL      UNDERLYING
     NAME AND PRINCIPAL POSITION         YEAR    SALARY($)(1)   BONUS($)(2)   COMPENSATION($)    OPTIONS(#)
     ---------------------------        ------   ------------   -----------   ---------------   ------------
Stephen J. Fanning....................   2001      146,154        127,479          93,241(3)      221,000
  Chief Executive Officer, President
  and Member of the Board of Directors
Sidney B. Landman.....................   2001      230,000         57,500          63,166(4)       30,000
  Vice President, Finance,               2000       17,692          9,583             153(4)      110,000
  Chief Financial Officer
  Secretary and Treasurer
Bradley S. Jones......................   2001      209,808         63,000           5,843(5)       20,000
  Vice President, U.S. Sales             2000      200,000         60,000         112,828(5)       40,000
                                         1999      162,200         29,196         332,426(5)       60,000
William B. Downs......................   2001      191,974         40,000           5,447(6)       20,000
  Chief Information Officer              2000      183,000         45,479           4,979(6)       25,000
                                         1999      170,000         31,875         738,797(6)       40,000
James M. Welch........................   2001      219,615         88,000         153,471(7)       40,000
  Vice President, International Sales    2000      175,000         35,000          74,508(7)       40,000
                                         1999      143,000             --         348,585(7)       42,000

---------------
(1) For the fiscal years 2001, 2000 and 1999, represents salaries earned in fiscal year 2001, 2000 and 1999, respectively, regardless of when paid.

(2) For the fiscal years 2001, 2000 and 1999, represents bonuses earned in fiscal year 2001, 2000 and 1999, respectively, regardless of when paid.

(3) Mr. Fanning was appointed Chief Executive Officer and President effective as of August 13, 2001. As a result, his annual compensation for fiscal year 2001 does not reflect his full base salary of $400,000. For fiscal year 2001, Other Annual Compensation represents premiums paid by the Company with respect to term life insurance for Mr. Fanning's benefit in the amount of $937 and reimbursements of moving costs associated with his relocation in the amount of $92,304.

(4) Mr. Landman was appointed Vice President, Finance, Chief Financial Officer, Secretary and Treasurer on November 28, 2000. As a result, his annual compensation for fiscal year 2000 does not reflect his full base salary of $230,000. For fiscal year 2001, Other Annual Compensation represents premiums paid by the Company with respect to term life insurance for Mr. Landman's benefit in the amount of $1,837, the Company's 401K contribution match in the amount of $2,550 and reimbursements of moving costs associated with his relocation in the amount of $58,779.

(5) For fiscal year 2001, represents premiums paid by the Company with respect to term life insurance for Mr. Jones' benefit in the amount of $1,693 and the Company's 401K contribution match in the amount of $4,150. For fiscal year 2000, represents premiums paid by the Company with respect to term life insurance for Mr. Jones' benefit in the amount of $162, gains on Company stock options exercised in the amount of $110,250, and the Company's 401K contribution match in the amount of $2,416. For fiscal year 1999, represents premiums paid by the Company with respect to term life insurance for Mr. Jones' benefit in the amount of $122, gains on Company stock options exercised in the amount of $318,750, sales commissions in the amount of $9,793 and the Company's 401K contribution match in the amount of $3,761.

(6) For fiscal year 2001, represents premiums paid by the Company with respect to term life insurance for Mr. Downs' benefit in the amount of $1,549 and the Company's 401K contribution match in the amount of $3,998. For fiscal year 2000, represents premiums paid by the Company with respect to term life insurance for Mr. Downs' benefit in the amount of $686 and the Company's 401K contribution match in the amount of $4,293. For fiscal year 1999, represents premiums paid by the Company with respect to term life insurance for Mr. Downs' benefit in the amount of $619, gains on Company stock options exercised in the amount of $734,780 and the Company's 401K contribution match in the amount of $3,398.

(7) For fiscal year 2001, represents premiums paid by the Company with respect to term life insurance for Mr. Welch's benefit in the amount of $1,774, gains on Company stock options exercised in the amount of $77,501, reimbursements of moving costs associated with his relocation in the amount of $71,246 and the Company's 401K contribution match in the amount of $2,950. For fiscal year 2000, represents premiums paid by the Company with respect to term life insurance for Mr. Welch's benefit in the amount of $180, sales commissions in the amount of $16,380, gains on Company stock options exercised in the amount of $55,290 and the Company's 401K contribution match in the amount of $2,658. For fiscal year 1999, represents premiums paid by the Company with respect to term life insurance for Mr. Welch's benefit in the amount of $102, gains on Company stock options exercised in the amount of $321,330, sales commissions in the amount of $23,846, and the Company's 401K contribution match in the amount of $3,307.

                          OPTION GRANTS IN FISCAL 2001

     The Company grants options to its executive officers under the 1997 Incentive Plan, although in the past, the Company has granted options under the 1989 Option Plan. As of the effective date of the 1997 Incentive Plan, shares remaining unissued under the 1989 Option Plan were no longer available for issuance under the 1989 Option Plan, but were available for issuance under the 1997 Incentive Plan. As of December 31, 2001, options to purchase 3,534,269 shares were outstanding under the 1997 Incentive Plan and options to purchase 1,006,490 shares remained available for grant under the 1997 Incentive Plan. The following table sets forth information regarding option grants during fiscal year 2001 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term.

                                                                                         POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                         ------------------------------------------------------------    % OF ANNUAL RATES OF
                           NUMBER OF       PERCENT OF                                         STOCK PRICE
                          SECURITIES     TOTAL OPTIONS                                       APPRECIATION
                          UNDERLYING       GRANTED TO                                     FOR OPTION TERM(4)
                            OPTIONS       EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------
         NAME            GRANTED(#)(1)   FISCAL YEAR(2)    PER SHARE(3)       DATE          5%          10%
         ----            -------------   --------------   --------------   ----------   ----------   ----------
Stephen J. Fanning.....     200,000          21.16%           $21.74        08/13/11    $2,278,343   $6,203,344
                             21,000           2.22%           $20.34        10/01/11    $  268,626   $  680,751
Sidney B. Landman......      30,000           3.17%           $20.34        10/01/11    $  383,752   $  972,502
Bradley S. Jones.......      20,000           2.12%           $20.34        10/01/11    $  255,834   $  648,334
William B. Downs.......      20,000           2.12%           $20.34        10/01/11    $  255,834   $  648,334
James M. Welch.........      40,000           4.23%           $20.34        10/01/11    $  511,669   $1,296,669

---------------
(1) The options that expire on August 13, 2011 vest over a five-year period, with 20% of the options vesting upon the completion of each year of service. The options that expire on October 1, 2011 vest over a four-year period, with 25% of the options vesting upon the completion of each year of service.

(2) Based on options to purchase an aggregate of 945,200 shares of the Company's common stock granted to employees and directors of, and consultants to, the Company during the fiscal year ended December 31, 2001, including the Named Executive Officers.

(3) Under the terms of the 1997 Incentive Plan, the exercise price per share equals the fair market value of the common stock on the date of grant, which is defined as the closing price of the common stock on the date of grant.

(4) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future common stock prices.

     AGGREGATED OPTION EXERCISES IN 2001 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding the exercise of stock options by the Named Executive Officers during fiscal year 2001 and stock options held as of December 31, 2001 by the Named Executive Officers.

                                                                   NUMBER OF
                                                             SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                   SHARES       VALUE        AT FISCAL YEAR END(#)         AT FISCAL YEAR END(2)
                                ACQUIRED ON    REALIZED   ---------------------------   ---------------------------
             NAME               EXERCISES(#)     (1)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               ------------   --------   -----------   -------------   -----------   -------------
Stephen J. Fanning............        --            --          --         221,000       $     --      $  374,160
Sidney B. Landman.............        --            --      22,000         118,000       $229,350      $1,200,150
Bradley S. Jones..............        --            --      81,800          89,200       $247,800      $  600,775
William B. Downs..............        --            --      56,200          60,800       $454,905      $  397,240
James M. Welch................     8,000        77,501      43,200          89,800       $107,700      $  591,850

---------------
(1) Value realized is based on the fair market value of the Company's common stock on the date of exercise minus the exercise price (or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) without taking into account any taxes that may be payable in connection with the transaction.

(2) Based on the closing price of the Company's common stock at December 29, 2001 ($23.30 per share) less the exercise price payable for the shares.

          EMPLOYEE BENEFIT PLANS AND MANAGEMENT EMPLOYMENT AGREEMENTS

     1989 Plan. Under the 1989 Plan, options to purchase 116,840 shares of common stock were outstanding as of December 31, 2001. The 1989 Plan was terminated on August 4, 1997, the effective date of the Company's initial public offering, at which time the Company's 1997 Incentive Plan became effective. As a result, no options have been granted under the 1989 Plan since the Company's initial public offering. However, termination does not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire in accordance with their terms. The terms of options granted under the 1989 Plan and the administration of the plan are substantially the same as those that pertain to the 1997 Incentive Plan, except that the vesting of options granted prior to March 1, 1995 under the 1989 Plan accelerates upon certain acquisitions of the Company unless the options are assumed or substituted by the acquiring corporation. Any shares remaining unissued under the 1989 Plan on the effective date of the 1997 Incentive Plan, including any shares issuable upon exercise of options granted pursuant to the 1989 Plan that expire or become unexercisable for any reason without having been exercised in full, are no longer available for issuance under the 1989 Plan but are available for issuance under the 1997 Incentive Plan.

     1997 Incentive Plan. In June 1997, the Board adopted the 1997 Incentive Plan, under which an aggregate of 1,000,000 shares of common stock were reserved for issuance. In July 1997, the 1997 Incentive Plan was amended to reflect a two-for-one stock split of the Company's common stock and the Company's stockholders approved the 1997 Incentive Plan. The 1997 Incentive Plan became effective on August 4, 1997, the effective date of the Company's initial public offering. In March 1999, the Board approved an amendment to the 1997 Incentive Plan to increase the number of shares of common stock authorized and reserved for issuance under the plan by 1,000,000 (from 2,000,0000 shares to 3,000,000 shares), and the Company's stockholders approved the amendment in May 1999. In March 2001, the Board approved an amendment to the 1997 Incentive Plan to increase the number of shares of common stock authorized and reserved for issuance under the plan by 1,400,000 (from 3,000,0000 shares to 4,400,000 shares), and the Company's stockholders approved the amendment in May 2001.

     From inception of the 1997 Incentive Plan in August, 1997 to December 31, 2001, options to purchase an aggregate of 3,534,269 shares of the Company's common stock were granted under the 1997 Incentive Plan. Of these, options were granted to the following Named Executive Officers of the Company: Stephen J.

Fanning, 221,000 shares (also a director); Sidney B. Landman, 140,000 shares; Bradley S. Jones, 571,000 shares; William B. Downs, 145,000 shares; and James M. Welch, 211,000 shares. During the same period, the Company's executive officers, as a group, had been granted options to purchase a total of 1,254,750 shares. Options to purchase 75,000 shares of the Company's common stock were granted during that period under the 1997 Incentive Plan to Outside Directors of the Company. No options were granted during this same period under the 1997 Incentive Plan to any associate (as such term is defined in Rule 14a-1) of any executive officer or director of the Company, and no persons received 5% or more of options.

     The 1997 Incentive Plan authorizes the award of options, opportunities to purchase restricted stock and stock bonuses. The 1997 Incentive Plan provides for the grant of both incentive stock options ("ISOs") that qualify under
Section 422 of the Code, and NQSOs. ISOs may be granted only to employees of the Company or of a parent or subsidiary of the Company. NQSOs may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or of any parent or subsidiary of the Company, provided the consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction ("Eligible Service Providers"). The exercise price of ISOs must be at least equal to the fair market value of the Company's common stock on the date of grant (110% of that value in the case of ISOs issued to ten percent stockholders). The exercise price of NQSOs must be at least equal to 85% of that value. The maximum term of options granted under the 1997 Incentive Plan is ten years. Options granted under the 1997 Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or, for options other than ISOs, as determined by the Board or a duly authorized committee thereof. Options may be exercised during the lifetime of the optionee only by the optionee. Options granted under the 1997 Incentive Plan generally expire 90 days after the termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options may be exercised up to 12 months following the date of death or termination of service. Options terminate immediately upon termination of employment for cause. In the event of certain acquisitions of the Company, all outstanding options shall be assumed by the successor corporation unless the Board, in its sole discretion, provides that the vesting of any or all options will accelerate.

     Opportunities to purchase shares of the Company's common stock and awards of shares of the Company's common stock, either of which may be subject to a right of repurchase in favor of the Company or other restrictions on ownership or transfer, may be given to Eligible Service Providers.

     1997 Employee Stock Purchase Plan. In June 1997, the Board adopted and the stockholders approved the 1997 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 400,000 shares of the Company's common stock for issuance thereunder. The Purchase Plan has yet to become effective, and as of March 1, 2001, no shares of common stock had been purchased under the Purchase Plan. If and when the Purchase Plan becomes effective, it will permit eligible employees to acquire shares of the Company's common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations described in the Purchase Plan. Except for the first offering, each offering under the Purchase Plan will be for a period of 24 months (an "offering period") and will consist of four six-month purchase periods. The purchase price for the Company's common stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period and the last day of the applicable purchase period. The Board has the authority to determine the date on which the first offering period will begin and the length of the offering period. The Board has the power to change the duration of offering periods and purchase periods. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Code.

     Management Employment Agreements. The Company entered into an employment agreement with Stephen J. Fanning, the Company's President and Chief Executive Officer and member of the Board, effective as of August 8, 2001. The term of this employment agreement expires on August 13, 2004. Mr. Fanning's base salary under the agreement is $400,000 per year and is subject to annual review by the Board. Mr. Fanning is eligible to receive a cash bonus of up to 75% of his annual salary paid for each full calendar year that he is employed by the Company. The agreement provides that Mr. Fanning will be granted one or more options to purchase an aggregate of 200,000 shares of the Company's common stock. Under this employment agreement, the Company agreed to extend a $1,125,000 loan to Mr. Fanning in connection with his purchase of a new residence. The loan will be interest free and secured by a purchase money second deed of trust on the new residence. A portion of the loan, in the amount of $308,000, will be forgiven each year upon the first, second and third anniversaries of Mr. Fanning's employment with the Company, so long as Mr. Fanning remains continuously employed with the Company. Should Mr. Fanning sell, convey, transfer, dispose of, or further encumber his new residence, this loan will be due and payable in full within ninety days of the sale, conveyance, disposition or encumbrance. If Mr. Fanning voluntary resigns or is terminated by the Company for "Cause" (as defined in Mr. Fanning's employment agreement), the loan will become due and payable in full within 180 days of resignation or termination. The largest aggregate amount outstanding under the loan during 2001 was $1,125,000. As of March 1, 2002, an aggregate amount of $1,125,000 was outstanding under the loan. Pursuant to the employment agreement, the Company also agreed to reimburse Mr. Fanning for all costs incurred to relocate his residence, which amounted to $92,304.

     On October 25, 2000, the Company entered into an employment agreement with Sidney B. Landman, the Company's Vice President, Finance, Chief Financial Officer, Treasurer and Secretary. Under the agreement, Mr. Landman's base salary is $230,000 per year, with eligibility for review after the first 12 months, and Mr. Landman is eligible to receive an annual cash bonus targeted at 50% of his base salary, based on the achievement of established business objectives; although, at the Board's discretion, Mr. Landman is eligible for a bonus in excess of 50% should he surpass such objectives. In addition, Mr. Landman received an initial option grant of 100,000 shares and is eligible for additional annual option grants expected to range from 30,000 to 40,000 shares. In addition, under the agreement the Company agreed to extend a $300,000 loan to Mr. Landman in connection with his purchase of a new residence. In May 2001, the Company extended the $300,000 loan to Mr. Landman. The loan is interest free, secured by a purchase money second deed of trust on the new residence and will be forgiven upon Mr. Landman's completion of five consecutive years of employment with the Company. The loan is due and payable in full within ninety days after Mr. Landman's voluntary resignation or termination by the Company for "Cause" (as defined in Mr. Landman's employment agreement), or Mr. Landman's agreement to sell, convey, transfer, dispose of, or further encumber the new residence. The largest aggregate principal amount outstanding on the loan in 2001 was $300,000 and as of March 1, 2002, an aggregate principal amount of $300,000 remained outstanding.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is composed of Terrance H. Gregg, William R. Grant and Francis R. Tunney, Jr. There are and were no interlocking relationships between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past. For a description of the relationship between the Company and members of the Compensation Committee and entities affiliated with these members, see the discussion below under the heading "Allergan Relationship."

                      REPORT OF THE COMPENSATION COMMITTEE

     This Report of the Compensation Committee is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under those acts.

To the Board of Directors:

     Final decisions regarding compensation and stock option grants to executive officers are made by the Compensation Committee of the Board of Directors. The Compensation Committee is composed of three independent non-employee Directors, appointed by the Board, none of whom has any interlocking relationship, as defined by the Securities and Exchange Commission.

GENERAL COMPENSATION POLICY

     The Compensation Committee acts on behalf of the Board to establish the general compensation policy of the Company. The Compensation Committee reviews base salary levels and target bonuses for the Chief Executive Officer and other executive officers of the Company at or about the beginning of each year. The Compensation Committee also administers the 1997 Incentive Plan and reviews the equity compensation of the Chief Executive Officer and other executive officers at or about the beginning of each year.

     The Compensation Committee's philosophy in compensating executive officers, including the Chief Executive Officer, is to relate compensation to corporate and individual performance. Consistent with this philosophy, annual salary adjustments and the incentive component of executive officer compensation is determined after a review of the Company's and individual's performance for the previous year. The evaluation of Company performance is based in significant part on an evaluation of the Company's financial performance compared to plan. Long-term equity incentives for executive officers are effected through the granting of stock options under the 1997 Incentive Plan. Stock options generally have value for the executive only if the price of the Company's stock increases above the fair market value on the grant date and the executive remains in the Company's employ for the period required for the shares to vest.

     The base salaries, incentive compensation and stock option grants of executive officers are also determined in part by the Compensation Committee reviewing data on prevailing compensation practices of companies with whom the Company competes for executive talent. To this end, in late 1997 the Compensation Committee retained Coopers & Lybrand L.L.P. to perform a comprehensive study (the "C&L Study") of the compensation practices of comparable companies to determine base salary, target bonuses and stock option awards for executive officers. The Compensation Committee used the C&L Study, as well as other updated information on comparable companies, in setting compensation in fiscal years 1998, 1999, 2000 and 2001.

     In preparing the performance graph for this proxy statement, the Company used the Standard & Poor's Medical Products & Supplies Index as its published line of business index. The C&L Study included some of the companies in the Medical Products and Supplies Index, as well as other companies that were believed to compete with the Company for executive talent.

FISCAL 2001 EXECUTIVE COMPENSATION

     Base Compensation. In early fiscal year 2001, the Company established the base salary for each executive officer for the fiscal year 2001 based on the performance of the Company and each executive officer in fiscal year 2000 and the C&L Study. The Compensation Committee increased the base salary for each executive officer an average of 5.8% for fiscal year 2001. The increase includes new base pay levels for executive officers who have had their roles and duties expanded in fiscal year 2001. The Compensation Committee also considered the substantial competition for executive talent in the San Francisco Bay Area, where the Company is headquartered.

     Incentive Compensation. The Compensation Committee also used the information described above as the basis for determining incentive compensation for the Company's executive officers. The target amount of bonus for each individual was established by the Company prior to the beginning of fiscal year 2001. The actual amount of bonus paid was based on the Compensation Committee's evaluation of the Company's and individual's performance in fiscal year 2001. In evaluating the Company's performance, the Compensation Committee placed substantial emphasis on the Company's sales and income growth and market share gains. Bonuses for executive officers for fiscal year 2001 were generally 100% of the target bonus.

     Stock Options. In January 1998, based in part on the C&L Study, the Compensation Committee decided to begin granting options to executive officers on a more regular, annual basis, as opposed to the more ad hoc basis that had been used before the Company went public. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact corporate results, past performance, consistency within the executive's peer group and competitive conditions. The Compensation Committee retains the discretion to grant options more or less frequently, if it deems such appropriate. In October 2001, all executive officers were granted options. Stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of the Company's common stock on the date of grant.

     Company Performance and Chief Executive Officer Compensation. Mr. Fanning was appointed Chief Executive Officer and President of the Company, effective August 8, 2001. For performance during 2001, the compensation for Mr. Fanning was determined on the same general basis as discussed above for other executive officers. Mr. Fanning's annual salary was set at $400,000 for fiscal year 2001 and he received a bonus of $127,479, or 32% of his base salary, in fiscal year 2001. The Compensation Committee based Mr. Fanning's salary and bonus on a number of factors, including comparative salaries of chief executive officers of companies in the Company's peer group, individual performance and the Company's performance against stated objectives.

     Compliance with Section 162(m) of the Internal Revenue Code of 1986. The Company intends to comply with the requirements of Section 162(m) of the Code. The 1997 Incentive Plan is already in compliance with Section 162(m) by limiting stock awards to named executive officers. The Company does not expect cash compensation for fiscal year 2002 for any executive officer to exceed $1,000,000.

                             COMPENSATION COMMITTEE

                               Terrance H. Gregg
                                William R. Grant
                             Francis R. Tunney, Jr.

                         REPORT OF THE AUDIT COMMITTEE

     This Report of the Audit Committee is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

To the Board of Directors:

     The Audit Committee is composed of three independent directors and one director who is not independent, as that term is defined in Rule 4200(a)(14) of the NASD Marketplace Rules, and operates under a written charter adopted by the Board. The Board amended and restated the charter on May 24, 2001, a copy of which is attached to this proxy statement as Appendix A. The members of the Audit Committee are currently Edgar J. Cummins (Chairman), William R. Grant, Terrance H. Gregg and Francis R. Tunney, Jr. Mr. Cummins is not "independent" within the meaning of Rule 4200(a)(14) because he was employed by the Company within the last three years and because in fiscal year 2001 he received a payment in the amount of $250,000 in connection with his role as a consultant in the acquisition of the contact lens business from Essilor International (Compagnie Generale d'Optique) S.A. and a payment in the amount of $45,000 in connection with his role as a consultant in the proposed merger with Wesley Jessen, which was later terminated. However, Mr. Cummins is not a current employee of the Company or an immediate family member of an employee of the Company, and the Board has determined that, due to his prior service as the chief financial officer of Allergan, Inc. and Chiron Vision Corporation, his service in various senior financial positions with American Hospital Supply Corporation and Baxter Travenol Laboratories, Inc. and the depth and breadth of his experience with and knowledge of financial and other matters relevant to the Audit Committee, it is in the best interests of the Company and its shareholders that Mr. Cummins serve as a member of the Audit Committee.

     The Audit Committee recommends to the Board, subject to stockholder ratification, the selection of the Company's independent accountants. Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the matters required to be discussed by Statements on Auditing Standards No. 61 (Communications with Audit Committees) and No. 90 (Audit Committee Communications) with the independent accountants.

     The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

     Audit Fees. The aggregate fees billed by KPMG LLP for professional audit services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001, excluding audit-related fees (as defined below), and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $568,471.

     Financial Information Systems Design and Implementation Fees. There were no fees billed by KPMG LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

     All Other Fees. The aggregate fees billed by KPMG LLP for other services rendered to the Company consisted of:

Audit related fees(1)....................................  $  816,963
Other non-audit services(2)..............................  $  690,691
                                                           ----------
Total all other fees:....................................  $1,507,654

---------------
(1) Audit-related fees consisted of audits of financial statements for employee benefit plans, audits of certain businesses acquired during the 2001 fiscal year, review of registration statements and issuance of consents.

(2) Other non-audit fees consisted of tax advice and compliance services.

     The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

                              THE AUDIT COMMITTEE

                                Edgar J. Cummins
                                William R. Grant
                               Terrance H. Gregg
                             Francis R. Tunney, Jr.

                        COMPANY STOCK PRICE PERFORMANCE

     The graph below compares the cumulative total stockholder return on the common stock of the Company with the cumulative total return on the Nasdaq Stock Market and the Standard & Poor's Medical Products & Supplies Index from the first date the Company's common stock was publicly traded (August 5, 1997) to the last trading day in each subsequent month through December 31, 2001 (assuming the investment of $100 in the Company's common stock and in each of the indexes on the date of the Company's initial public offering, and reinvestment of all dividends).

     The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of the Company's common stock.

                                              S&P HEALTH CARE
              OCULAR       NASDAQ STOCK      (MEDICAL PRODUCTS
          SCIENCES, INC.   MARKET (U.S.)         & SUPPLIES)
          --------------   -------------     -----------------
8/5/97         100.00          100.00               100.00
  9/97         112.80          103.96                95.86
 12/97         128.05           96.84                97.07
  3/98         155.49          113.21               111.20
  6/98         102.44          116.85               122.58
  9/98         130.49          104.46               114.77
 12/98         130.49          135.22               138.93
  3/99         139.94          151.79               145.18
  6/99          84.76          165.65               144.87
  9/99          94.51          169.36               127.55
 12/99          92.07          250.95               127.87
  3/00          76.75          282.01               150.46
  6/00          57.32          244.59               156.44
  9/00          58.54          226.50               177.81
 12/00          56.71          152.36               183.49
  3/01          86.89          113.49               152.29
  6/01         123.90          133.24               152.29
  9/01          98.78           92.43               153.65
 12/01         113.66          120.28               173.23



     The graph set forth above is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under those acts.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During the Company's fiscal year ended December 31, 2001 and through the present, there has not been, nor is there currently proposed, any transaction or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the common stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and related loans, which are described under the heading "Employee Benefit Plans and Management Employment Agreements," and
(ii) the transactions described below under the heading "Payments to Directors."

                             PAYMENTS TO DIRECTORS

     Fruth, Jamison & Elsass, a law firm in which Terence M. Fruth, a director of the Company and the brother of John D. Fruth, the Chairman of the Board of Directors of the Company, is a partner, has provided legal services to the Company since June 2001. Prior to that time, Fruth & Anthony, P.A., a law firm in which Mr. Fruth was a partner from 1985 to 1999, provided legal services to the Company from its incorporation. The Company made payments of $54,000 in fiscal year 2001 to Fruth & Anthony and Fruth, Jamison & Elsass for legal services.

     Edgar J. Cummins, a director of the Company, received in fiscal year 2001 a payment in the amount of $250,000 in connection with his role as a consultant in the acquisition of the contact lens business from Essilor International (Compagnie Generale d'Optique) S.A. and a payment in the amount of $45,000 in connection with his role as a consultant in the proposed merger with Wesley Jessen, which was later terminated.

                             ALLERGAN RELATIONSHIP

     William R. Grant, a director of the Company, is a member of the board of directors of Allergan, Inc. and Francis R. Tunney, Jr., a director of the Company, is a consultant of Allergan. Allergan and a division of Johnson & Johnson Vision Care, Inc., a competitor of the Company, have formed a strategic global alliance concerning research, educational and marketing initiatives. The alliance between Johnson & Johnson Vision Care and Allergan may present conflict-of-interest situations for Messrs. Grant and Tunney when acting in their capacities as directors of the Company. The Company has been advised by Messrs. Grant and Tunney that they will abstain from voting on any matter submitted to a vote of the Company's Board involving a potential conflict of interest related to the alliance between Allergan and Johnson & Johnson Vision Care.

                                SUBSEQUENT EVENT

     On March 11, 2002, the Company entered into an agreement to acquire certain assets of Seiko Contactlens Inc. for approximately $21 million. As part of the acquisition, the Company intends to hire approximately 70 Seiko Contactlens sales and administrative personnel. The transaction is expected to close during the second quarter of 2002. Seiko Contactlens is currently the Company's distributor in Japan.

                              INDEPENDENT AUDITORS

     KPMG LLP, the Company's independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Board selects the Company's independent auditors.

                 STOCKHOLDER PROPOSALS AND REPORT ON FORM 10-K

     Proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than the close of business on Thursday, December 5, 2002, in addition to other applicable requirements, in order to be included in the Company's proxy statement and form of proxy relating to the meeting. Additionally, proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders without inclusion of the proposals in the Company's proxy statement and form of proxy relating to the meeting must be received by the Company at its principal executive offices no later than the close of business on Friday, February 21, 2003.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to file with the Securities and Exchange Commission initial reports of ownership on a Form 3 and reports of changes in ownership on a Form 4 or Form 5. These persons are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file.

     To the Company's knowledge based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2001, the Company's officers and directors and beneficial owners of more than 10% of the Company's common stock complied with all Section 16(a) filing requirements, except that,
(i) Stephen J. Fanning filed a late report on Form 3 reporting his beneficial ownership when he became an executive officer of the Company and a late report on Form 5 covering one transaction, and (ii) William R. Grant filed a late report on Form 5 covering one transaction.

                                 OTHER BUSINESS

     As of the date of this proxy statement, the Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, or any adjournment thereof, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                          By Order of the Board of Directors

                                          /s/ JOHN D. FRUTH
                                          John D. Fruth
                                          Chairman of the Board of Directors

Dated: April 4, 2002

                                   APPENDIX A

                              AMENDED AND RESTATED
                         CHARTER OF THE AUDIT COMMITTEE
               OF THE BOARD OF DIRECTORS OF OCULAR SCIENCES, INC.

AUDIT COMMITTEE MISSION

     The Audit Committee has the responsibility to provide assistance to the Board of Directors of Ocular Sciences, Inc. (the "Corporation") relating to accounting, auditing and reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. The Audit Committee should provide an appropriate communications channel with the Corporation's Board of Directors, independent auditors and financial management.

     The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and shall have direct access to the independent auditors as well as anyone in the Corporation. The Audit Committee shall have the ability to retain, at the Corporation's expense, the special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

AUDIT COMMITTEE COMPOSITION

     The Audit Committee shall be composed of individuals with a sufficient degree of financial competence to allow them to provide the required assistance to the Board of Directors. This Audit Committee shall be independent of management and report only to the full Board of Directors. Current members include Edgar J. Cummins, William R. Grant, Terrance H. Gregg and Francis R. Tunney, Jr. Each member will hold office until his resignation or until otherwise determined by the Board of Directors. The Audit Committee is currently chaired by Edgar J. Cummins.

AUDIT COMMITTEE MEETINGS

     The Audit Committee shall meet at least three (3) times per year and the meetings shall include a review of the audit plan and scope and a review of the independent auditors' letter of recommendations provided to management. The Audit Committee Chair shall prepare or approve and distribute an agenda in advance of each meeting.

     At least annually, the Audit Committee shall meet privately in executive session with management and the independent auditors, and as a committee to discuss any matters that the Audit Committee, management or the independent auditors believe should be discussed. In addition, the Audit Committee Chair shall meet with the independent auditors prior to the release of earnings on a quarterly basis to review proposed adjustments, reserves, accounting estimates and financial reporting issues.

AUDIT COMMITTEE RESPONSIBILITIES

     - Recommend the appointment of the independent auditors to the Board of Directors.

     - Review the independent auditors' proposed audit scope and audit approach.

     - Review the independent auditors' letter of recommendations provided to management and management's responses, as well as review with the independent auditors any difficulties encountered in the course of the audit and any disagreements with management.

     - Review management's and the independent auditors' evaluation of the Corporation's system of internal controls and financial reporting procedures.

     - Review the independent auditors' fee arrangements for professional services (including non-audit services).

     - Review with the Corporation's legal counsel, any legal matters that could have a significant impact on the Corporation's financial statements or disclosures.

     - Review with financial management and the independent auditors significant proposed adjustments, reserves, accounting estimates and financial reporting issues prior to the release of the quarterly financial statements.

     - Review with the independent auditors any relationships with the Corporation or related parties for the purpose of determining independence and objectivity.

     - Review with financial management and the independent auditors the qualitative judgments about the appropriateness of accounting principles and clarity of disclosures.

     - Review with financial management any major changes to the Corporation's accounting principles.

     - Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors, including the matters required to be communicated to audit committees in accordance with AICPA SAS 61.

     - Review the Corporation's annual audited financial statements prior to filing or distribution and discuss with management and the independent auditors significant issues regarding accounting principles, practices and judgments.

     - Draft the description for the annual report of the Audit Committee's composition and responsibilities and how they were discharged.

     - Establish, review and update periodically the statement of ethical practices included in the Corporation's employee handbook.

     - Review financial and accounting personnel succession planning within the Corporation annually.

     - Review annually a summary of director and officer related-party transactions and potential conflicts of interest.

     - Review and reassess the adequacy of this Charter at least annually and submit the Charter to the Board of Directors for approval and have the document published at least every three (3) years in accordance with the SEC regulations.

     - Perform other oversight functions as determined by the full Board of Directors.

                              OCULAR SCIENCES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 25, 2002

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                       BOARD OF DIRECTORS OF THE COMPANY.

The undersigned hereby appoints Stephen J. Fanning and Sidney B. Landman, and each of them, as proxies, with full power of substitution, to represent and to vote all shares of Common Stock, $0.001 par value, of Ocular Sciences, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Hilton Concord, 1970 Diamond Boulevard, Concord, California, on April 25, 2002, at 9:00 a.m. Pacific Daylight Time, and at any and all postponements, continuations and adjournments thereof, upon and in respect of the following matters and in accordance with the following instructions:

1. ELECTION OF DIRECTORS

[ ] FOR all nominees listed below (except as       [ ] WITHHOLD AUTHORITY to vote for all
      indicated to the contrary below)                   nominees listed below

Nominees: John D. Fruth, Edgar J. Cummins, Stephen J. Fanning, Terence M. Fruth,
          William R. Grant, Terrance H. Gregg and Francis R. Tunney, Jr.

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

Exceptions:  ______________________________________

The Board of Directors recommends that you vote FOR the election of all nominees listed in Proposal 1 and FOR Proposals 2 and 3.

2. APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1997 DIRECTORS STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THAT MAY BE ISSUED UPON THE EXERCISE OF OPTIONS GRANTED UNDER THE PLAN BY 300,000 (FROM 400,000 SHARES TO 700,000 TO SHARES)

                  FOR               AGAINST           ABSTAIN
                  [ ]                 [ ]               [ ]


3. RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002

                  FOR               AGAINST           ABSTAIN
                  [ ]                 [ ]               [ ]


4. IN THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS OF THE ANNUAL MEETING

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

(CONTINUED FROM OTHER SIDE)

THIS PROXY WILL BE VOTED AS DIRECTED ABOVE. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ABOVE AND FOR THE PROPOSALS SET FORTH IN ITEMS 2 AND 3 ABOVE.

                           -----------------------------------------------------
                           (Print Stockholder's name)


                           -----------------------------------------------------
                           (Signature(s) of Stockholder or Authorized Signatory)


                           -----------------------------------------------------
                           (Title of Authorized Signatory)


                           Dated: ___________________________, 2002

Note: Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN
         ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.



                                        2